Exhibit 99.1

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900
www.afop.com

FOR IMMEDIATE RELEASE

ALLIANCE FIBER OPTIC PRODUCTS, INC. REPORTS
FIRST QUARTER 2004 FINANCIAL RESULTS

Sunnyvale, CA – April 29, 2004 – Alliance Fiber Optic Products, Inc. (Nasdaq Smallcap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 totaled $2,989,000 as compared to $3,476,000 in the previous quarter, and $2,376,000 in the first quarter of 2003. The Company recorded a net loss for the first quarter of 2004 of $2,806,000, or $0.07 per share based on 37.8 million shares outstanding. This compares to a net loss for the fourth quarter of 2003 of $1,788,000, or $0.05 per share based on 36.1 million shares outstanding, and a net loss for the first quarter of 2003 of $2,665,000, or $0.08 per share based on 35.0 million shares outstanding.

Included in the net loss for the quarter ended March 31, 2004 are deferred stock compensation charges of $129,000. Included in the net loss for the quarter ended December 31, 2003 are deferred stock compensation charges of $109,000. Included in the net loss for the quarter ended March 31, 2003 are deferred stock compensation charges of $394,000.

“We made progress with new product releases during the first quarter, including our FTTX filters and our compact CWDM products, which received strong customer interest at the recent annual Optical Fiber Conference,” commented Peter Chang, President and Chief Executive Officer. “While revenues increased by 26% from the year ago quarter, we experienced a decline in revenues on a sequential quarterly basis. Our customers bought less in the first quarter of 2004, as compared to the fourth quarter of 2003, but our customer base continued to grow with the addition of eight new customers in the quarter.”

We remain focused on operating efficiency, and our cash burn rate, excluding the $1.5 million received as part of our acquisition of the photonics division of Ritek, was a modest $2.3 million. Our cash and cash equivalents at quarter end totaled $35.1 million,” continued Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on April 29, 2004 to discuss AFOP’s first quarter financial results. To participate in AFOP’s conference call, please call (303) 262-2141 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 575077. AFOP will also provide a live webcast of its first quarter 2004 conference call at AFOP’s website www.afop.com. A replay will be available for two weeks following the call. The dial in for the instant replay is (303) 590-3000; confirmation number 575077.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s ability to focus on cost control and operational efficiency, and the growth of the Company’s customer base, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-KSB for the year ended December 31, 2003. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Mar. 31 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and short-term investments	$35,111	$35,898
Accounts receivable, net	1,560	2,008
Inventories	4,088	3,408
Other current assets	1,112	948

Total current assets	41,871	42,262
Property and equipment, net	6,286	4,459
Other assets	418	362

Total assets	$48,575	$47,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,631	$1,501
Accrued expenses and other liabilities	2,630	2,963

Total current liabilities	4,261	4,464
Long-term liabilities	304	294

Total liabilities	4,565	4,758
Stockholders' equity	44,010	42,325

Total liabilities and stockholders' equity	$48,575	$47,083

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Revenues	$2,989	$3,476	$2,376
Cost of revenues	3,114	2,806	2,292

Gross profit/(loss)	(125)	670	84

Operating expenses:
Research and development	1,531	1,220	1,396
Sales and marketing	490	476	571
General and administrative	901	849	949

Total operating expenses	2,922	2,545	2,916

Loss from operations	(3,047)	(1,875)	(2,832)
Interest and other income, net	241	89	167

Loss before income taxes	(2,806)	(1,786)	(2,665)
Income tax provision	--	2	--

Net loss	$(2,806)	$(1,788)	$(2,665)

Net loss per share - basic and diluted	$(0.07)	$(0.05)	$(0.08)